UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02   OTHER EVENTS

Global Developments Announces New Management

Vancouver, November 1, 2006 (MARKETWIRE) - Global Developments, Inc. (Pink Sheets: GBDP.PK), a publicly traded venture capital and holding company, is pleased to announce that John Briner, Daniel Baxter and Leighton Dean have been appointed to the Board of Directors of Global Developments.

John Briner is a securities lawyer based in Vancouver, specializing in cross-border transactions, early stage financing, and corporate finance. He has represented numerous clients both public and private in a variety of industries. He is also a principal of Briner Group, a private angel investment company. He has been invited to speak at conferences around the world, and recently presented lectures in Taipei, Helsinki, and Rome, on securities, resources, and technology. John graduated from the University of British Columbia with degrees in Music, Germanic Studies and Law. He is currently completing a Masters of Law degree at York University in Securities and Corporate Finance.

Daniel Baxter is a Professional Engineer registered in the Province of British Columbia. Dan comes to Global Developments with over 20 years of experience in operational management in both governmental and corporate settings as well as through his management consulting firm, Mardan Consulting Inc. Over the years he has assisted companies in sales & marketing, customer service, process management, system design, project management, IT development, and corporate finance. Dan graduated from the University of British Columbia with a degree in Applied Science.

Leighton Dean brings a depth of knowledge and experience in numerous industries. In the entertainment industry, Leighton has worked in locales in North America, Europe, Asia, and Africa. After a short stint in New York City working with inner-city youth, he settled in Vancouver where he applied his experience in media production to write and produce his own television pilot, directed to youth, called Vertical. Leighton’s experience in sales & marketing led to positions as an account executive with a Vancouver-based marketing and design company and in client relations with a national car rental company. Immediately prior to joining Global, Leighton spent two years as an executive assistant and project manager for a major venture capital trust company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: November 1, 2006	By:	/s/ John D. Briner
President

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